Exhibit 1

August 24, 2016

To: Stockholders of HealthWarehouse.com, Inc. (HEWA)

From: Rx Investor Value Corporation (RIVC)

Re: Board of Directors Distracts Stockholders from Core Issues at Stake in Election

RIVC has joined with other stockholders, who combined represent over one-third of the outstanding shares of HEWA, to promote constructive change at our company. RIVC writes to alert you to the following developments on the Board of Directors of HEWA. In addition, we are pleased that Institutional Shareholder Services, Inc. (ISS), the respected independent investor research firm, today recommended its clients support our efforts to transform HEWA and restructure the Board of Directors.
First, we read with dismay the letter that HEWA CEO Lalit Dhadphale wrote to other stockholders on August 23, 2016. Very little of his personally-vindictive letter merits even a thoughtful response. Nonetheless, we want stockholders to be clear about what the current board has stated:
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HEWA reveals its plans to spend $180,000 to oppose stockholder efforts to transform our company, more than the available cash HEWA reported on June 30, 2016. It has already spent $140,000 to-date. This decision to spend and defend coincides with an equivalent increase in the credit line controlled by the company's senior lender and Series B holder.  Spending our stockholder money to defend their poor performance and preserve their jobs, all while increasing our company's already crushing debt load to do so, in our view serves the best interests of stockholders poorly.

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Dhadphale raises only cherry-picked items about the stockholder-nominated director candidates, rather than provide an honest account of each candidate's superb experience and expertise to serve stockholders and transform our company.. Please see our website, www.rxinvestors.com, for a more complete biography of each nominee.

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Directors work for the stockholders, not vice versa. A director and an officer bears a fiduciary duty to act in the interest of ALL stockholders, not just those with whom the director and officer may agree, and irrespective of that stockholder's particular voting preferences.  Directors should welcome vigorous dialogue from stockholders, and stockholders should always feel free to engage in such dialogue without fear of personal reprisal. Stockholders should NEVER be publicly shamed for participating in a democratic voting process, or for engaging in open and constructive debate about our company's future. And they should NEVER be subject to intimidation by any director or officer who, after all, works for us stockholders, who is paid to represent our best interests, and who should always be mindful of the heightened decorum and responsibility that comes along with the important role of being our stockholders' representative.

Distracting stockholders from the underlying reality will not work. Under the current board's watch, our company has simply failed to deliver the financial results that HEWA is capable of generating. Rather than accept the letter's suggestion that our company should be run with such a vindictive, scorched-earth, win-at-all-all-costs approach to stockholder relations, fellow stockholders should review the current board's performance and demeanor, in determining that it is time to elect the stockholder-nominated slate with the transparency, demeanor, knowledge, resources, plan, and will to transform our company into an online pharmacy powerhouse.
Second, today we learned that ISS endorses our efforts to transform our company. ISS urges stockholders to vote the Blue Proxy, and oppose the incumbent directors. ISS finds that RIVC "made a compelling case that change at the board level is necessary." Specifically, ISS recommends clients vote "For" Holtmeier and Ross on the RIVC Blue proxy card, and "DO NOT VOTE" for the HEWA Board of Directors Nominees, on the White proxy card.
We therefore encourage our fellow stockholders to:
•	review the qualifications of our shareholder-nominated director candidates at www.rxinvestors.com
•	speak to any candidate with any questions
•	think carefully about how poorly our company has performed under the current CEO and Board of Directors
•	engage in open, honest, vigorous debate about our company, without fear of personal reprisal
•	vote the Blue proxy card to begin the transformation at our company.
Sincerely,
/s/ Jeffrey Holtmeier
Jeffrey T. Holtmeier
RX Investor Value Corporation
If you have any questions or require any assistance with providing your proxy or any other matters, please contact Okapi Partners LLC, our proxy advisor, at (877) 259-6290.

RX INVESTOR VALUE CORPORATION ("RIVC") HAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") A DEFINITIVE PROXY STATEMENT AND ACCOMPANYING FORM OF PROXY CARD TO BE USED IN CONNECTION WITH THE SOLICITATION OF PROXIES FROM STOCKHOLDERS OF HEALTHWAREHOUSE.COM, INC. (THE "COMPANY") IN CONNECTION WITH THE COMPANY'S 2016 ANNUAL MEETING OF STOCKHOLDERS. ALL STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY RIVC, MARK SCOTT, JEFFREY HOLTMEIER, BRIAN ROSS, MICHAEL PEPPEL AND DR. STEPHEN WEISS AND RELATED PARTICIPANTS IN THE SOLICITATION (COLLECTIVELY, THE "PARTICIPANTS") BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS. THE DEFINITIVE PROXY STATEMENT AND AN ACCOMPANYING PROXY CARD ARE BEING FURNISHED TO SOME OR ALL OF THE COMPANY'S STOCKHOLDERS AND ARE, ALONG WITH OTHER RELEVANT DOCUMENTS, AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, OKAPI PARTNERS, RIVC'S PROXY SOLICITOR, WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD WITHOUT CHARGE UPON REQUEST BY CALLING OKAPI TOLL-FREE AT 877-259-6290.

INFORMATION ABOUT THE PARTICIPANTS AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS BY SECURITY HOLDINGS IS CONTAINED IN THE DEFINITIVE SCHEDULE 14A FILED BY RIVC WITH THE SEC. THIS DOCUMENT CAN BE OBTAINED FREE OF CHARGE FROM THE SOURCES INDICATED ABOVE. MARK SCOTT OWNS 4,480,861 SHARES OF THE COMPANY. RIVC OWNS 1,100 SHARES OF THE COMPANY. BRIAN ROSS OWNS 0 SHARES OF THE COMPANY. MICHAEL PEPPEL OWNS 0 SHARES OF THE COMPANY. JEFFREY HOLTMEIER OWNS 19,900 SHARES OF THE COMPANY. DR. STEPHEN WEISS OWNS 1,020,000 SHARES OF THE COMPANY